UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

VIATRIS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39695	83-4364296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Mylan Boulevard, Canonsburg, Pennsylvania, 15317

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (724) 514-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VTRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2023, Viatris Inc. (the “Company”) determined that Sanjeev Narula, Chief Financial Officer, would transition from his role with the Company and cease to serve as Chief Financial Officer effective as of March 1, 2024. Mr. Narula will be eligible to receive severance benefits equal to two times his base salary and target bonus, subject to a release of claims and other customary conditions. Mr. Narula will be eligible to receive a pro rata portion of his performance-based restricted stock units granted in 2022 and 2023 based on actual performance at the end of the applicable performance period. Other unvested equity awards that Mr. Narula holds as of his separation will be forfeited.

On December 14, 2023, the Company appointed Theodora (Doretta) Mistras to serve as the Chief Financial Officer of the Company, effective as of March 1, 2024, and to hold such office until her successor is chosen and qualified in her stead or until her earlier death, resignation or removal. Ms. Mistras will commence employment with the Company as of January 1, 2024, and serve as Chief Financial Officer-elect until she assumes the role of Chief Financial Officer. Ms. Mistras, age 41, has been Managing Director –Healthcare Investment Banking at Citigroup Global Markets since September 2019 and prior to that was Managing Director, Healthcare Investment Banking from 2016 to 2019 at Goldman Sachs, where she spent over 15 years in their investment banking healthcare group. Ms. Mistras has almost two decades of leadership, advisory and capital markets experience helping guide corporate boards and leadership teams on matters effecting corporate strategy, including business development, financial planning, corporate finance and investor relations. Ms. Mistras has also advised leading healthcare corporations on a multitude of important financial and strategic decisions, including M&A, joint ventures, and capital market transactions.

In connection with her appointment, Ms. Mistras entered into an offer letter with the Company providing for an annual base salary of $825,000, an annual target bonus opportunity equal to 100% of base salary and eligibility for an annual long-term incentive award with an intended value of 400% of base salary. In connection with her recruitment and to compensate Ms. Mistras for certain compensation entitlements she will forfeit to join the Company, she will receive a cash sign-on bonus equal to $500,000, subject to repayment (on a net after-tax basis) if she ceases to be employed by the Company prior to January 1, 2025, and a grant of restricted stock units equal to $500,000, vesting ratably on each of January 1, 2025 and January 1, 2026, subject to continued employment. In the event of a termination without cause, Ms. Mistras will be eligible for severance equal to one-half of the sum of her base salary and annual target bonus if such termination occurs on or prior to January 1, 2025 and one times the sum of base salary and annual target bonus if such termination occurs thereafter. Ms. Mistras is eligible to participate in employee benefits and perquisites generally made available to executive officers of the Company.

There are no arrangements or understandings between Ms. Mistras and any other persons pursuant to which she was selected as Chief Financial Officer, she has no family relationships with any of the Company’s directors or executive officers and she has no direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On December 15, 2023, the Company issued a press release announcing the Chief Financial Officer transition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release, dated December 15, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIATRIS INC.

Date: December 15, 2023	By:	/s/ Brian Roman
Brian Roman
Global General Counsel